Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-198649, 333-198650, 333-201011, 333-233245, 333-235371, 333-251296, 333-260909, and 333-270356) on Form S-8 of our report dated February 16, 2024, with respect to the consolidated financial statements of Liberty TripAdvisor Holdings, Inc.

/s/ KPMG LLP

Denver, Colorado
February 16, 2024